Exhibit 10.1

AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

This Amendment (hereafter “Agreement”) is made as of the 26th day of March 2013, by and between PFSweb, Inc., a Delaware corporation (the “Company”), and Mark C. Layton, Chairman and CEO of the Company, hereinafter referred to as the “Executive”.

WHEREAS, the Company and the Executive are parties to (i) that certain Executive Severance Agreement dated October 26, 2001, as amended by that certain Amendment of Executive Severance Agreement dated as of December 31, 2008 (as amended, the “ESA”), and (ii) that certain Change in Control Severance Agreement dated as of June 9, 2000, as amended by that certain Amendment to Change in Control Severance Agreement dated as of December 31, 2008 (as amended, the “CIC Severance Agreement”) (the ESA and CIC Severance Agreement being individually referred to herein as a “Separation Agreement” and collectively as the “Separation Agreements”);

WHEREAS, the Executive serves as Chairman, CEO and Senior Partner of the Company; and

WHEREAS, the Company and the Executive have entered into this Agreement to set forth their mutual agreement as to the matters set forth herein;

NOW, THEREFORE, for good and valuable consideration, it is agreed as follows:

1. Definitions. Except as otherwise defined herein, terms used herein shall have the same meaning ascribed thereto as set forth in the Separation Agreements.

2. Date of Separation. Effective as of March 26, 2013, the Company hereby terminates the Executive as Chairman and CEO of the Company and from each position, including as an officer and director, of each subsidiary of the Company. During the period between March 26, 2013 and April 30, 2013, the Executive shall remain an employee of the Company upon all of the terms and conditions of employment as in effect on March 31, 2013 (except as otherwise set forth herein). Effective as of May 1, 2013, the Company hereby terminates the Executive as an employee of the Company and said termination shall be deemed a “Qualifying Termination,” as defined in the ESA.

3. Amendment to ESA. The ESA is hereby amended as follows:

(a) Section 2(a)(i) is amended by adding the following thereto after the word “bonus”: “(it being agreed that said bonus shall be deemed to equal B (defined below) multiplied by the fraction of the calendar year prior to the effective date of the Qualifying Termination)” and Section 2(a)(ii) is amended by deleting the definition of “B” which appears therein and replacing it with the following: “B = the bonus amount the Executive received in respect of the Company’s 2012 fiscal year (which, for the avoidance of doubt, includes the bonus paid in 2013 for the 2012 fourth quarter); ”

(b) Section 2(b) is amended by the deletion of clause (ii) which appears therein, and the reference to Section 2(b)(ii) in Section 7(a) is deleted;

(c) Section 2(c) is amended by inserting “on the first day of each month” following the word “installments” therein;

(d) Section 3 is amended by (i) correcting the formula for the Benefits Period set forth therein to read as follows (it being agreed that such correction reflects the original intent of the parties): “the number of months (rounded up to whole months) equal to the product obtained by multiplying Executive’s Years of Service, but not to exceed 4 (unless Executive was designated as a Senior Partner, in which case Years of Service shall not exceed 8), by 3 (hereinafter, the “Benefits Period”),” and (ii) adding the following sentence thereto: “For the avoidance of doubt, the benefits to which this Section shall apply shall include (1) all employer contributions, if any, under the Company’s 401(k) Plan during the Payment Period that the Executive would have received during such period had he remained employed by the Company during such period, calculated assuming that both the Executive and the Company contributed the highest permissible amounts to the plan during such period, and (2) those additional benefits that currently exist and are identified in that certain third party report dated February 25, 2013, unless the Company cannot provide such benefits in which case a cash payment in equal value will be made to the Executive.”;

(e) The following is added as new Section 3A:

“3A. Additional Provisions.

(a) The Company agrees to (i) upon the Executive’s request, provide the Executive with a letter of recommendation and (ii) provide the Executive with appropriate office space and secretarial support following the effective date of a Qualifying Termination in the manner and as may be determined by the Company’s President in his discretion.

(b) The Company shall not reduce the scope of the directors and officers liability insurance coverage as in effect on the effective date of a Qualifying Termination for the remaining term thereof, and, for a period of six (6) years following the effective date of a Qualifying Termination, the Company shall include the Executive in any directors and officers liability insurance coverage then provided by it to its officers and directors (to the extent applicable to Executive’s service as an officer and director of the Company).”

(f) Section 7 is amended by deleting paragraph (b) and inserting the following paragraphs (b) and (c) in lieu thereof:

“(b) If within six (6) months of the effective date of a Qualifying Termination the Company enters into an agreement (a “CIC Agreement”) which, upon consummation thereof, will result in a “Change in Control” (as such term is defined in the Change in Control Severance Agreement (the “CIC Severance Agreement”) dated June 9, 2000 between the Company and the Executive), then, within ten (10) days following the effective date of (i) the Change in Control contemplated by the CIC Agreement, or (ii) a Change in Control with any “Competing Bidder” (“Competing Bidder” being defined as any Person who makes an offer or proposal to the Company or its shareholders during the term of the CIC Agreement or contingent upon the termination of the CIC Agreement), the Company shall pay to the Executive, in a single lump sum in cash, less applicable tax withholdings, the sum of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Transaction Payment”). For the avoidance of doubt, the Executive shall not have a vested right in any portion of the Transaction Payment until the occurrence of the applicable Change in Control.

(c) In addition to the foregoing, upon the occurrence of a Change in Control during the Payment Period, (i) the Company shall pay to the Executive all remaining unpaid installments of the Severance Payment payable under Section 2(a)(ii) above in accordance with a, b and c below, as applicable, and (ii) the Executive shall be entitled to any “Gross-Up Payment” payable under the CIC Severance Agreement, as if the Severance Payment, the payment set forth in Section 7(b) above and all other payments and benefits accruing or arising hereunder are included in the definition of “Payments,” in accordance with the provisions of the CIC Severance Agreement.

a. Each installment payment of the Severance Payment that is otherwise payable to the Executive on or after the date of the Change in Control but on or before March 15, 2014 shall be paid to the Executive in a single lump sum in cash, less applicable tax withholdings, within ten (10) days following the Change in Control;

b. Each installment payment of the Severance Payment that is otherwise payable to the Executive after March 15, 2014 but before January 1, 2015 shall be paid to the Executive in a single lump sum in cash, less applicable tax withholdings, on January 1, 2014; and

c. Each installment payment of the Severance Payment that is otherwise payable to the Executive on or after January 1, 2015 but before January 1, 2016 shall be paid to the Executive in a single lump sum in cash, less applicable tax withholdings, on January 1, 2015.

For the avoidance of doubt, each installment payment of the Severance Payment shall constitute a separate payment for purposes of Section 409A of the Code. It is intended by the parties that each installment payment of the Severance qualify for exemption from Section 409A to the maximum extent permitted under Treasury Regulation Section 1.409A-1(b)(4); provided, however, that the Company makes no representations or warranties as to the tax treatment of the Severance Payment.

Installment payments of the Severance Payment that are made under b or c above shall be secured by a letter of credit between the Company and a lender thereto such that, in the event of non-payment by the Company, the Executive shall be entitled to drawn down on such letter of credit in the amount payable under b or c above, as applicable, and only on or about the date of payment otherwise required thereunder. In no event shall the Executive be permitted to drawn down with respect to the amount required under b or c before the payment date otherwise required thereunder. The terms of any such letter of credit shall comply with the applicable requirements of Section 409A of the Code.

In addition, and notwithstanding any provision of the Separation Agreements to the contrary, any Gross-Up Payment payable to the Executive thereunder or hereunder shall be paid no later than December 31st of the calendar year immediately following the calendar year in which the Executive remits the applicable taxes to the applicable taxing authority.

(f) Section 8(e) is amended by adding the following sentence thereto: “Executive may retain his cell phone and laptop computer, but any Confidential Information or Proprietary Materials stored therein shall be subject to the terms hereof.”

(g) The initial paragraph of Section 9(a) is amended to read as follows: “Until the earlier to occur of (1) the expiration of 12 months following the effective date of a Qualifying Termination, or (2) the effective date of any Change in Control (as defined in the CIC Severance Agreement) (herein, the “Restricted Period”):”

(h) The following is added as an additional clause to Section 7(a): “(iv) Executive agrees that he will not be employed by any of the companies listed on Schedule I attached hereto or any wholly-owned subsidiary thereof.”

(i) Section 11 is amended by replacing the Company’s address with “505 Millennium Drive, Allen, TX 75013.”

(j) Section 15 is amended by replacing each reference to “Delaware” therein with “Texas.”

4. Attorneys Fees. The Company shall reimburse the Executive for reasonable attorneys fees incurred by him in connection with the negotiation and preparation of this Agreement up to a maximum of $13,000.00.

5. Release. As an integral part of the agreement of the parties hereto, and in consideration of the terms and provisions set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Company, on behalf of itself and its successors, assigns, parent and subsidiary companies, officers, directors, employees, shareholders, members, managers, trustees, insurers, re-insurers, heirs, beneficiaries, administrators, executors, representatives, agents, attorneys, experts, consultants, accountants, and anyone claiming through, by or under them, past and present, and each of them (collectively the “Company Releasing Parties”), completely release and forever discharge the Executive and his successors, assigns, heirs, beneficiaries, administrators, executors, representatives, agents, and anyone claiming through, by or under them, past and present, and each of them (collectively the “Executive Released Parties”), from any and all claims, demands, causes of action, actions, damages, losses, costs, expenses, interest, collateral, security, liens, attorneys’ fees, accountants’ fees, expert fees, compensation and all other damages and liabilities of any kind or nature whatsoever, under the law of any jurisdiction worldwide, direct or indirect, whether or not now known or unknown, suspected or unsuspected, contingent or non-contingent, liquidated or unliquidated (collectively, “Claims”), which the Company Releasing Parties, and each of them, in the past ever had or now have against the Executive Released Parties, or any of them, by reason of any matter, acts, transactions or occurrences before the date of this Agreement. Nothing in this Agreement shall release any Party to this Agreement including any Company Releasing Parties or Executive Released Parties, from any promises, covenants, and payments or other obligations provided for in any of the Separation Agreements, as amended by this Agreement, all of which survive the execution of this Agreement and the releases contained in this Agreement. Any release described hereunder shall comply with the applicable requirements of Section 409A of the Code.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

7. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

8. Acknowledgement. The parties affirm and acknowledge that they have each read this Agreement; that they agree to all provisions in this Agreement after good faith negotiations; that they fully understand its terms and their effect; and that they sign this Agreement voluntarily and with the intention of being legally bound by it. The Parties understand and acknowledge that they are modifying and/or waiving legal rights by signing this Agreement and have consulted with attorneys and other advisors to the extent they desire to do so before signing this Agreement. This Agreement is the product of negotiations, joint effort, and preparation by and among each party and its attorneys. The parties, therefore, acknowledge and agree that this Agreement shall not be deemed to have been prepared or drafted by any one party or another. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

PFSWEB, INC.

By:
Printed Name:
Title:

EXECUTIVE:

Name: Mark C. Layton

SCHEDULE I

1. ebay – GSI Commerce

2. Innotrac

3. Netrada

4. eCommera

5. OneStop Internet

6. Navarre

7. Kynetic LLC

8. Venda

9. eFashion Solutions